Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2023, relating to the consolidated financial statements of PENN Entertainment, Inc. and Subsidiaries and the effectiveness of PENN Entertainment, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2022 and incorporated by reference from Registration Statement on Form S-8 (No. 333-265637) of PENN Entertainment, Inc.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
June 15, 2023